Exhibit 10.15

EXECUTION COPY

December 15, 2021

Jon Winkelried

Dear Jon:

You are party to that certain employment letter agreement, dated October 28, 2015, entered into by and among TPG Global, TPG Holdings, TPG Partner Holdings, and TPG Partner Holdings GP (together, the “Original TPG Parties,” and such agreement, as may have been modified by any amendment, agreement, arrangement or other document entered into and fully executed by you and the Original TPG Parties, the “2015 Employment Agreement”).

Pursuant to Section 10 of the 2015 Employment Agreement, upon a Qualified PO (as such term is defined in the 2015 Employment Agreement), the Original TPG Parties agreed to review the terms of the 2015 Employment Agreement and consider any changes as would be appropriate in the context of a Qualified PO.

In anticipation of the initial public offering (the “IPO”) of TPG Partners, LLC (and, following its incorporation, TPG Inc., hereinafter defined as “TPG Inc.” or “PubCorp”), which will constitute a Qualified PO, you, the Original TPG Parties, and TPG Inc. (the Original TPG Parties and TPG Inc. being sometimes referred to herein collectively as the “New TPG Parties”) mutually desire to continue your employment and to enter into a new employment agreement (this “Agreement”) upon the terms and conditions specified herein. The New TPG Parties, TPG Operating Group, their Affiliates, and the successors and assigns of their Affiliates, are referred to collectively in this Agreement as “TPG” or the “TPG Entities.” Capitalized terms used but not defined in the body of this Agreement shall be defined as set forth in Exhibit A.

In consideration of the premises and mutual promises made, and for other good and sufficient consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement (individually, a “Party,” collectively, the “Parties”) hereby agree as follows:

1. Effectiveness. This Agreement shall become effective upon the consummation of the IPO (the “Effective Date”), and the effectiveness of this Agreement is contingent upon the consummation of the IPO. Until such time as the IPO is consummated, this Agreement shall have no force or effect, and all terms of the 2015 Employment Agreement shall continue in full force and effect.

2. Positions; Direct Employer; Location. During the Term (as defined below) (including, for purposes of this Section 2, through the Termination Date following your delivery of a Notice of Termination that constitutes an Orderly Retirement under Section 11(e)), you will be the Chief Executive Officer of TPG Inc. (“CEO”) and, at your election, through the Sunset, you will also be a member of the board of directors of TPG Inc. (the “Board”). Through the Sunset (and thereafter as determined by the Board), you will also be a voting member of the Executive Committee of the Board (the “Executive Committee”), and each other committee of the Board (unless such committee needs to be, or is intended to be, comprised solely of independent directors as required by law or listing standards, such as the Audit Committee, the Compensation

Committee, or the Conflicts Committee, or the sole purpose of such committee is to oversee the chief executive officer or to approve a transaction in which you have a conflict). During the Term, you will report solely and exclusively to the Board. In addition, you (or an entity controlled by you) will become a member of TPG GP A, LLC (“GP LLC”) and its “Control Group” (the “Control Group”), subject to the terms of the Amended and Restated Limited Liability Company Agreement, in substantially the form approved by the Board of Directors of TPG Partners, LLC on December 7, 2021, to be executed in connection with the IPO in 2022, of GP A LLC (the “GP LLC Agreement”). During the Term: (a) you will be directly employed by TPG Global or another TPG Entity (as applicable, the “TPG Employer”); (b) your principal place of employment will be in San Francisco, California (traveling as appropriate in connection with your duties for the TPG Entities); and (c) you will be paid as an employee of the TPG Employer in accordance with the payroll practices of the TPG Employer.

3. Term. Your employment under this Agreement will commence on the Effective Date and will continue thereafter until December 31, 2025, unless earlier terminated in accordance with the provisions of Sections 11; provided, however, that the Term, and all terms and conditions set forth in this Agreement, will be extended automatically by one or more consecutive one-year periods unless either the New TPG Parties or you provide to the other a written notice of non-renewal at least six months prior to the expiration of the Term then in effect (a “Non-Renewal Notice”). The period during which this Agreement and your employment hereunder remain in effect is hereinafter referred to as the “Term”.

4. Authority, Duties and Responsibilities. During the Term (including, for purposes of this Section 4, through the Termination Date following your delivery of a Notice of Termination that constitutes an Orderly Retirement under Section 11(e)), you will have the duties, responsibilities, functions and plenary authority as is customarily associated with the chief executive officer of a U.S. public company investment firm, including, without limitation, responsibility for day-to-day operations of TPG’s business, managing the TPG Entities, subject to, and having those responsibilities, functions and powers enumerated in, the governing documents of the TPG Entities, including the Certificate of Incorporation, Bylaws, Corporate Governance Guidelines, Executive Committee Charter and Compensation Committee Charter of TPG Inc., and the GP LLC Agreement (the “Governance Documents”), as well as those authorities, duties and responsibilities specifically set forth on Exhibit B. You will devote substantially all of your business time and attention to the performance of your responsibilities and duties for TPG. Notwithstanding the foregoing or anything elsewhere to the contrary, you may at all times: (a) engage in charitable, religious and community activities; (b) accept and perform a reasonable number of speaking engagements; (c) manage your personal investments and affairs; (d) serve on the boards of a reasonable number of charitable and educational entities; (e) engage in the activities listed on Exhibit C; and (f) engage in such additional activities as TPG Inc. may approve (such approval not to be unreasonably withheld and delayed); provided, that, in the case of each of the foregoing, your activities do not violate any of TPG’s internal rules or policies, materially interfere with your carrying out your duties and responsibilities for TPG, or constitute a conflict of interest with respect to TPG’s activities. You will at all times during the Term comply in all material respects with all material TPG internal policies, rules and procedures (including all legal and compliance policies, rules and procedures) that have been disclosed or made available to you, and comply with the rules of any regulatory or self-regulatory agency or body of which any TPG Entity is a member or to which it is subject, including the rules applicable to publicly listed companies, in all cases as they may be in effect from time to time and to the extent you are subject to them.

5. Salary. During the Term, your annualized salary will be no less than $500,000 (your “Base Salary”), which will be paid by the TPG Employer in accordance with its customary payroll practices. Your Base Salary will be subject to annual review and potential increase by the Compensation Committee of the Board (the “Compensation Committee”) in its discretion.

6. Determination of Annual Compensation.

(a) For each Compensation Year during the Term (including, for purposes of this Section 6, any year in which you provide a Notice of Termination that constitutes an Orderly Retirement under Section 11(e), but only if your Termination Date in connection with such Orderly Retirement occurs in the year following the year in which you deliver the Notice of Termination for such Orderly Retirement), you will determine the annual compensation of all TPG partners (other than members of the Board who are TPG partners and members of the Executive Committee, which shall be determined by the joint approval of you and the Executive Chairman) in accordance with the Governance Documents and customary TPG practices. Thereafter, the Chief Human Resources Officer will calculate your Baseline Total Annual Incentive Compensation and will communicate that Baseline Total Annual Incentive Compensation to you and the Compensation Committee prior to the close of that Compensation Year.

(b) The Compensation Committee, in consultation with you and in accordance with the Compensation Committee Charter (but subject to this Section 6), shall then determine your Actual Total Annual Incentive Compensation for such Compensation Year, which you and TPG hereby acknowledge and agree may be up to 115% of your Baseline Total Annual Incentive Compensation for such Compensation Year, but may not be less than 85% of your Baseline Total Annual Incentive Compensation for such Compensation Year; provided, however, that (x) in the event of the occurrence of extraordinary circumstances having a materially favorable impact on the business of TPG in any Compensation Year, the Compensation Committee may elect to pay you more than 115% of your Baseline Total Annual Incentive Compensation for such Compensation Year, and (y) in the event of the occurrence of extraordinary circumstances having a materially adverse impact on the business of TPG in any given Compensation Year, the Compensation Committee may elect to reduce (or waive entirely) the cash portion of any annual incentive award from the Carry Pool (as defined below) that would have otherwise been paid to you for such Compensation Year, even if such reduction results in your Actual Total Annual Incentive Compensation equaling less than 85% of your Baseline Total Annual Incentive Compensation for such Compensation Year; provided, however, that any such reduction may not exceed the Bonus Component for such Compensation Year.

(c) In addition, for each Compensation Year, (x) with the input of the Chief Human Resources Officer, you will make a recommendation to the Compensation Committee as to the various components that will comprise the Actual Total Annual Incentive Compensation to be delivered to you (and the Executive Chairman) for that Compensation Year (with the relative proportions of such components to be generally consistent with past practice), whether through participation in the Carry Pool (including Carry Pool Equity Awards related thereto and any supplemental awards from the Carry Pool) pursuant to Section 7, grants of restricted stock units issued pursuant to the Omnibus Plan (“RSUs”) or other PubCorp Equity Awards, or performance allocations pursuant to Section 9, and (y) the Compensation Committee thereafter shall consider your recommendation in making its discretionary determination as to the various components that will comprise the Actual Total Annual Incentive Compensation to be delivered to you (and the Executive Chairman) for that Compensation Year.

(d) For purposes of this Section 6, your Actual Total Annual Incentive Compensation will (x) include non-pro-rata end of year reallocations of distributions (including from vintage shares forfeited by others) and any non-pro-rata portion of another current or former TPG Partner’s 20% “cutback” that is distributed to you and (y) exclude (i) distributions, dividends or dividend equivalents on PubCorp Equity Awards and TPG Interests previously granted to you, (ii) distributions on “downstairs” promote previously granted to you, (iii) distributed amounts included within the definition of “DAWPY,” (iv) the TPG Partner Holdings Equity Grant, and (v) reallocations of forfeited TPG Partner Holdings units following the Effective Date that are part of a pro rata reallocation to “Active Partners” within the meaning of the TPG Partner Holdings LPA (“Pro Rata TPH Reallocations”).

(e) Prior to the first anniversary of the Effective Date, as part of the Compensation Committee’s responsibilities with respect to your and the Executive Chairman’s compensation (both annual and long-term), the Compensation Committee will evaluate and determine whether it would be appropriate or desirable to establish a program under the Omnibus Plan pursuant to which additional PubCorp Equity Awards would be granted to you and/or the Executive Chairman, and whether such PubCorp Equity Awards should be subject either wholly or in part to performance-based vesting or subject to any other particular terms and conditions.

7. Performance Allocation Pool Program. During the Term, you will be entitled to participate in any performance allocation pool program that TPG implements in connection with the IPO and any successor annual incentive plan that may be adopted thereafter (the “Carry Pool”), distributions from which will be paid in cash and, for 2022, RSUs as provided in any applicable deferral table. For Compensation Years after 2022, TPG may also determine to grant Carry Pool Equity Awards. Carry Pool Equity Awards, whether in the form of RSUs or other PubCorp Equity Awards awarded in connection with any distribution from the Carry Pool, will vest in equal installments on the first, second and third anniversaries of the date of grant and will otherwise have the terms set forth in the applicable Carry Pool award agreement (but, for the avoidance of doubt, in the event of any inconsistency between any such award agreement and this Agreement, this Agreement shall govern and prevail). You will also be entitled to receive current cash dividend equivalents on all RSUs granted to you (whether or not vested). For each Compensation Year, your distribution from the Carry Pool shall be no less than the highest Standard Carry Pool Award for such Compensation Year distributed to any other TPG Partner.

8. TPG Partner Holdings Equity. As soon as practicable following the anticipated internal restructuring of TPG (the “Restructuring”), TPG Partner Holdings GP shall cause TPG Partner Holdings to issue to you a number of TPG Partner Units (as defined in the Seventh Amended and Restated Limited Partnership Agreement of TPG Partner Holdings, to be entered into in connection with the IPO, and as the same may be in effect from time to time (such agreement, the “TPG Partner Holdings LPA”)) with a value equal to $20,000,000 based on the IPO price of the TPG Inc. Class A Common Stock (such TPG Partner Units granted pursuant hereto, the “TPG Partner Holdings Equity Grant”). The TPG Partner Holdings Equity Grant will vest in equal annual installments on the first six anniversaries of the date of grant and will otherwise have the terms and conditions set forth in the TPG Partner Holdings LPA and applicable grant documentation provided to you (but, for the avoidance of doubt, in the event of any inconsistency between any such grant documentation and this Agreement, this Agreement shall govern and prevail).

9. Performance Allocations. During the Term, in amounts and on terms and conditions that are consistent with TPG’s past practice as applicable to you, you will be entitled to participate in the TPG cross-platform vintage share program and will be entitled to receive investment-specific performance fees on other platforms based on your active and direct participation in such investments.

10. Benefits; Expense Reimbursement. During the Term, TPG will provide you with coverage under its employee benefit programs, plans and practices (commensurate with your position and to the extent permitted under the applicable program, plan or practice), such as medical, dental and vision insurance coverage, life and AD&D insurance coverage, and all other TPG health and welfare benefits plans, all in accordance with the terms thereof as in effect from time to time and which TPG generally makes available to its Founders, and will provide you with rights to co-invest in TPG Funds consistent with TPG’s co-invest policy available at the relevant time to senior Active Partners and on the same terms and conditions as such senior Active Partners, and the right to participate in the co-invest leverage program to the extent participation complies with Section 402 or Sarbanes-Oxley Act of 2002 (“SOX”) (the “Co-Invest Program”). You are entitled to reimbursement for all reasonable expenses for travel, lodging, entertainment, and other business expenses at a “first class” level to the extent such expenses are consistent with TPG’s reimbursement policies. During the Term, TPG will provide you with private aircraft for business travel through NetJets. TPG will also pay, or reimburse you for, first class travel if and when you travel on a commercial aircraft for business purposes during the Term.

11. Termination. This Agreement generally, including the definitions set forth on Exhibit A, and specifically this Section 11, shall be interpreted at all times in the context of, and subject to, the terms of the Governance Documents (and in particular, Sections 3.5 and 5.1 of the GP LLC Agreement); provided, however, that in the event of any inconsistency between any provision of this Agreement (including the definitions set forth on Exhibit A), on the one hand, and any provision of any Governance Document (including the definitions set forth therein), on the other hand, the provision of this Agreement will govern and prevail. For the avoidance of doubt, the parties acknowledge and agree that your (or your controlled entity’s) removal as a member of GP LLC by reason of resignation, termination for Cause or termination for Disability shall not be effective until the Termination Date of the corresponding resignation or termination of your employment hereunder. Subject to the foregoing:

(a) the Term, and your employment with TPG, may be terminated by TPG without Cause (but only if the decision to terminate your employment without Cause is made in accordance with applicable provisions of the GP LLC Agreement) by delivery of a Notice of Termination that specifies a Termination Date that is 90 days following the Notice Date.

(b) the Term, and your employment with TPG, may be terminated by TPG for Cause; provided, however, that no such termination shall become effective as a termination for Cause unless, before any such termination is effective: (i) you have received written notice from an authorized representative of the Authorized Body setting forth in reasonable detail the events and circumstances purporting to constitute Cause, such notice to be delivered to you within 60 days after a majority of the members of the Authorized Body first learn of those events and circumstances, (ii) you have had 30 days following receipt of such written notice to cure such events and circumstances if and to the extent capable of cure, and (iii) after failing to cure such events and circumstances, the Authorized Body has actually terminated the Term and your employment with TPG for Cause by delivering a Notice of Termination within 30 days following the expiration of the cure period that specifies a Termination Date that is no more than 90 days following the Notice Date. To the extent an event is not so cured or deemed not susceptible to cure, the Board shall provide you with an opportunity on at least ten days advance written notice to appear (with legal counsel) before the full Board to discuss the specific circumstances alleged to constitute a Cause event.

(c) the Term, and your employment with TPG, may be terminated by you with Good Reason or Enhanced Good Reason; provided, however, that before any such termination becomes effective (i) you have given written notice to the Authorized Body setting forth in reasonable detail the nature of the events or circumstances purporting to constitute Good Reason or Enhanced Good Reason (as applicable), such notice to be given within 60 days after you first learn of those events and circumstances, (ii) those events and circumstances have not been cured within 30 days after the Authorized Body receive such notice if and to the extent capable of cure, and (iii) you actually terminate your employment with Good Reason or Enhanced Good Reason (as applicable) by delivering a Notice of Termination within 30 days following the expiration of the cure period that specifies a Termination Date that is 90 days following the Notice Date.

(d) the Term, and your employment with TPG, may be terminated by you without Good Reason or Enhanced Good Reason by your delivery of a Notice of Termination that specifies a Termination Date that is 180 days following the Notice Date.

(e) the Term, and your employment with TPG, may be terminated by you as an Orderly Retirement by your delivery of a Notice of Termination on or after July 1, 2025, that specifies a Termination Date that is at least 180 days following the Notice Date.

(f) the Term, and your employment with TPG, will terminate automatically upon your death.

(g) the Term, and your employment with TPG, may be terminated by either you or TPG due to your Disability by delivery of a Notice of Termination describing in reasonable detail the basis on which Disability is claimed that specifies a Termination Date that is 30 days following the Notice Date, but only if you are unable to resume your duties and responsibilities on a full-time basis within such 30 day notice period.

12. Payments, Benefits and Obligations upon Termination.

(a) Termination by TPG Without Cause, By Reason of TPG’s Non-Renewal, or by You for Good Reason or Enhanced Good Reason. If the Term and your employment with TPG is terminated by TPG without Cause, by reason of TPG’s election not to renew this Agreement as described in Section 3 (as evidenced by its delivery of a Non-Renewal Notice to you), or by you for Good Reason or Enhanced Good Reason, then, subject to your satisfaction of the Release Condition (as defined below) and material compliance with the Restrictive Covenants, you shall be entitled to the following:

(i) an amount equal to (A) the sum of Base Salary and the Actual Total Annual Incentive Compensation paid to you for the two calendar years immediately preceding the year in which the Termination Date occurs (or, if “Actual Total Annual Incentive Compensation” is not determinable for any given year because this Agreement has not been in effect long enough, base salary and the total annual incentive compensation paid to you for such year (valued in the same manner as Actual Total Annual Incentive Compensation is valued for purposes of this Agreement)), (B) divided by two, and (C) multiplied by either (x) four, if such termination occurs prior to the Sunset and prior to the application of Section 5.2(c) of the GP LLC Agreement, or (y) two, if such termination occurs on or after the Sunset or after the application of Section 5.2(c) of the GP LLC Agreement (the “Cash Severance”), which will be paid to you in substantially equal installments over 24 months following the Termination Date through the TPG Employer’s regular payroll process, commencing on the first ordinary payroll date that is 60 days after the Termination Date (subject to satisfaction of the Release Condition and subject to Section 16 below);

(ii) a cash payment for the year in which the Termination Date occurs in an amount equal to the cash bonus paid to you and the grant date fair market value of the Carry Pool Equity Awards granted to you from the Carry Pool in respect of the calendar year immediately preceding the calendar year in which the Termination Date occurs, which shall be paid in a single lump sum on the first ordinary payroll date that is 60 days after the Termination Date (the “Full Carry Pool Amount”);

(iii) continued vesting of all unvested TPG Interests on the ordinary vesting schedule of such TPG Interests as if you were still employed with TPG (“Continued TPG Interest Vesting”);

(iv) continued vesting of any Carry Pool Equity Awards on the ordinary vesting schedule as if you were still employed with TPG (“Continued Carry Pool Equity Vesting”) on the ordinary vesting schedule;

(v) retention of all vested TPG Interests and Carry Pool Equity Awards (“Retained Vested Equity”);

(vi) healthcare insurance benefits (including medical, dental and vision insurance, AD&D insurance, life insurance and any other health insurance coverage) at the same level as those offered to the Founders for you and your wife for the remainder of your respective natural lives (the “Lifetime Healthcare Coverage”);

(vii) continued right to participate in the Co-Invest Program (with such limitations as necessary or advisable for tax, regulatory, other legal, commercial or accounting reasons) (“Post-Separation Access”), subject to Section 12(e);

(viii) continued right to indemnification, D&O, and insurance coverage that will apply for acts or omissions during your tenure at TPG (“Indemnification”);

(ix) office space, personal assistant, the annual stipend for AYCO, and IT support, in each case for five (5) years following the Termination Date, in the same manner and at the same level as those offered to the Founders (the “Post-Separation Support”);

(x) with respect to any contractual lock-ups and liquidity tranches that limit your ability to exchange your TPG Partner Units or sell your shares of TPG Inc. common stock, you will be treated in the same manner that the Founders are treated (i.e., you will have “most favored nation” status with respect to any such contractual lock-ups and liquidity tranches; and, for the avoidance of doubt, if the Founders are treated differently from each other with respect to such lock-ups and liquidity tranches, you will be treated in the same manner as the Founder with the more favorable treatment) notwithstanding the termination of your employment (the “Post-Separation Lock-Up Treatment”); and

(xi) for all purposes under the TPG Partner Holdings LPA and Section 13 of this Agreement, be deemed a Type 1 Leaver, as that term is defined in the TPG Partner Holdings LPA (“Type 1 Leaver Treatment”).

(b) Resignation without Good Reason. If the Term and your employment with TPG are terminated by you due to your voluntary resignation without Good Reason, without Enhanced Good Reason and without Orderly Retirement, then, subject to your satisfaction of the Release Condition and material compliance with the Restrictive Covenants, you shall be entitled to: (i) a cash payment for the year in which the Termination Date occurs in an amount equal to the cash bonus paid to you and the grant date fair market value of the Carry Pool Equity Awards granted to you in respect of the calendar year immediately preceding the calendar year in which the Termination Date occurs, prorated to reflect the number of days in the calendar year that you remained employed, which shall be paid in a single lump sum on the first ordinary payroll date that is 60 days after the Termination Date; (ii) Continued Carry Pool Equity Vesting; (iii) the Retained Vested Equity; (iv) Lifetime Healthcare Coverage; (v) Post-Separation Access; (vi) Indemnification; (vii) Post-Separation Support; and (viii) the Post-Separation Lock-Up Treatment.

(c) Orderly Retirement. If the Term and your employment with TPG are terminated by reason of your Orderly Retirement (including the delivery of a Non-Renewal Notice by you to TPG), then, subject to your satisfaction of the Release Condition and material compliance with the Restrictive Covenants, in addition to your Total Annual Incentive Compensation for the Compensation Year in which you provide notice of your intent to Orderly Retire, you shall be entitled to: (i) an amount equal to (A) the sum of Base Salary and the Actual Total Annual Incentive Compensation paid to you for the two calendar years immediately preceding the year in which the Orderly Retirement occurs, (B) divided by two, which will be paid to you in substantially equal installments over 12 months following the Termination Date through the TPG Employer’s regular payroll process, commencing on the first ordinary payroll date that is 60 days after the Termination Date (subject to satisfaction of the Release Condition and subject to Section 16 below); (ii) the Full Carry Pool Amount; (iii) Continued TPG Interest Vesting; (iv) Continued Carry Pool Equity Vesting; (v) the Retained Vested Equity; (vi) Lifetime Healthcare Coverage; (vii) Post-Separation Access; (viii) Indemnification; (ix) Post-Separation Support; (x) the Post-Separation Lock-Up Treatment; and (xi) Type 1 Leaver Treatment.

(d) Termination Due to Disability. If the Term and your employment with TPG are terminated by TPG Inc. or you due to your Disability, then, subject to your satisfaction of the Release Condition and material compliance with the Restrictive Covenants, you shall be entitled to: (i) the Full Carry Pool Amount; (ii) Continued TPG Interest Vesting; (iii) Continued Carry Pool Equity Vesting; (iv) the Retained Vested Equity; (v) Lifetime Healthcare Coverage; (vi) Post-Separation Access; (vii) Indemnification; (viii) Post-Separation Support; (ix) the Post-Separation Lock-Up Treatment; and (x) Type 1 Leaver Treatment.

(e) Termination Due to Death. If the Term and your employment with TPG are terminated due to your death, you (or your designated beneficiaries) shall be entitled to: (i) the Full Carry Pool Amount; (ii) Continued TPG Interest Vesting; (iii) Continued Carry Pool Equity Vesting; (iv) the Retained Vested Equity; (v) Lifetime Healthcare Coverage; (vi) Post-Separation Access (but only for five (5) years following the Termination Date and subject to the limitations in the immediately following sentence); (vii) Post-Separation Support; (viii) Indemnification; and (ix) the Post-Separation Lock-Up Treatment. Notwithstanding the foregoing and Section 12(a)(vii), in the event of your death, whether resulting in termination of the Term or occurring after the Term has ended, any Post-Separation Access (w) shall apply only for five (5) years following your death, (x) may only be exercised by your estate, your direct lineal descendants and/or any investment vehicle established by and primarily for the benefit of such descendants (y) shall be capped at an allocation of 0.5% of the aggregate commitments made to any TPG Fund, and (z) shall be subject to the terms then applicable to senior Active Partners (with such limitations as necessary or advisable for tax, regulatory, other legal, commercial or accounting reasons).

(f) Termination for Cause, Violation of Restrictive Covenants. If the Term and your employment with TPG are terminated by TPG Inc. for Cause or because you materially breach any Restrictive Covenant, then you shall forfeit all then outstanding and unvested TPG Interests, RSUs and other PubCorp Equity Awards.

(g) Termination in Connection with a Change of Control. If the Term and your employment with TPG are terminated within one year following a Change of Control (x) by TPG Inc. or its successor without Cause or by reason of TPG’s election not to renew this Agreement as described in Section 3, (y) by you for Good Reason, Enhanced Good Reason or Orderly Retirement, or (z) by reason of your death or Disability, then, subject to your satisfaction of the Release Condition and material compliance with the Restrictive Covenants, you shall be entitled to the payments and benefits set forth in the applicable sub-section of this Section 12, except that (i) all cash payments otherwise due to be paid to you will be paid in a single lump sum on the first ordinary payroll date following the 60th day after the Termination Date (subject to satisfaction of the Release Condition and subject to Section 16 below); and (ii) if any unvested TPG Interests or PubCorp Equity Awards held by you are not assumed by the successor to or ultimate parent of TPG Inc. or left outstanding following the transaction constituting a Change of Control, all such unvested TPG Interests and PubCorp Equity Awards shall fully vest as of the date of such termination.

(h) Miscellaneous. On any termination of the Term and your employment with TPG, you shall be entitled to:

(i) Accrued but unpaid Base Salary through the Termination Date, accrued but unused vacation days through the Termination Date, and unreimbursed expenses incurred through the Termination Date, all of which will be paid to you within 30 days following the Termination Date;

(ii) Any benefits to which you are entitled under any healthcare, pension, retirement, 401(k), profit share, or other employee benefit plan;

(iii) any amounts pursuant to the Carry Pool in respect of a previously completed fiscal year that have been earned but not yet paid, which will be paid to you on the date such amounts would have been paid had your employment continued; and

(iv) except in the case of a termination of your employment hereunder for Cause, any TPG Interests, RSUs and other PubCorp Equity Awards in respect of a previously completed fiscal year that were determined by the Compensation Committee and were scheduled to be granted but have not yet been granted, which shall be granted on the date such awards would have been granted had your employment continued (and which shall thereafter be treated in accordance with the applicable provision of this Section 12).

(i) No Mitigation; No Offset. Upon any termination of the Term and your employment with TPG, you shall be under no obligation to seek other employment or otherwise mitigate the obligations of any of the TPG Entities, and there shall be no offset against amounts or benefits due to you under this Agreement or otherwise on account of any remuneration or other benefit earned or received by you by a third party after such termination. Any amounts due under this Section 12 are considered to be reasonable by the Parties and not in the nature of a penalty.

(j) Resignation from Office. Promptly upon any termination of the Term and your employment with TPG in accordance with this Agreement, you will, upon request of the New TPG Parties, resign from any positions, duties or authorities (including any board memberships) that you hold by virtue of this Agreement or your provision of services to any of the TPG Entities.

(k) Release Condition. You shall be entitled to the benefits provided under Sections 12(a), 12(b), 12(c), 12(d) and 12(g), and any applicable corresponding sections of your equity grant documentation only if you execute and deliver to the New TPG Parties within 40 days following the Termination Date, a Mutual Release in substantially the form attached to this Agreement as Exhibit D, and thereafter you do not revoke the Mutual Release (the “Release Condition”). Notwithstanding the foregoing, the Mutual Release will become null and void if not countersigned by the New TPG Parties, and returned to you, within fifteen days after it is received by the New TPG Parties, although the Release Condition will nevertheless be deemed to have been satisfied by you.

13. Confidentiality Obligations and Restrictive Covenants. From and after the Effective Date, you will (subject to the provisions of this Section 13) be bound by the provisions of Article IX of the TPG Partner Holdings LPA as if such provisions were expressly set forth in this Agreement and shall not engage in Competition within the meaning of the GP LLC Agreement (such obligations, the “Restrictive Covenants”). Notwithstanding anything in this Agreement, the TPG Partner Holdings LPA, the GP LLC Agreement or any other Governance Document, any TPG Arrangement, or elsewhere to the contrary, shall (a) restrict you from soliciting for hire, or hiring, any individual who has served as your secretary or other personal assistant, (b) subject to Section 4 hereof, restrict you from providing the services to those entities listed on Exhibit C in a substantially similar manner as you currently provide to such organizations, so long as the provision of such services does not in any way conflict with or interfere with your obligations under Section 4 hereof and in no event will you be permitted or obligated to offer to any such organization, without the prior written consent of TPG, any investment or corporate opportunity of which you become aware, (c) prohibit you from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 (the “Exchange Act”) or Section 806 of SOX, or of any other whistleblower protection provisions of federal law or regulation, or (d) require notification or prior approval by TPG Inc. or any other TPG Entity of any reporting described in clause (c); provided, that you are not authorized to disclose communications with counsel to TPG that were made for the purpose of receiving legal advice or that contain legal advice in connection with matters relating to TPG or that are protected by the attorney work product or similar privilege relating to TPG. For the avoidance of doubt, the Parties agree that the provisions of this Section 13 are intended to supersede any contrary provisions in any Governance Document or other TPG Arrangement.

14. Reimbursement of Legal Fees. As soon as reasonably practicable following delivery to TPG of reasonable supporting documentation, TPG will directly pay your legal fees or charges incurred in connection with the negotiation, documentation and implementation of this Agreement and the arrangements described in it. For the avoidance of doubt, you will not be entitled to any gross-up or other additional payment in connection with such legal fee reimbursement.

15. Indemnification.

(a) If you are made a party, or threatened to be made a party, or reasonably anticipate being made a party, to any Proceeding by reason of the fact that you are or were a director, officer, member, employee, agent, manager, trustee, consultant or representative of any TPG Entity or are or were serving at the request of any TPG Entity, or in connection with your service for any TPG Entity, as a director, officer, member, employee, agent, manager, trustee, consultant or representative of another Person, or if any Claim is made, is threatened to be made, or is reasonably anticipated to be made, that arises out of or relates to your service in any of the foregoing capacities, then you shall promptly be indemnified and held harmless to the fullest extent permitted or authorized in any applicable Governance Document or TPG Arrangement, or if greater, by applicable law, against any and all costs, expenses, liabilities and losses (including, without limitation, attorneys’ and other professional fees and charges, judgments, interest, expenses of investigation, penalties, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement, in each case to the extent permitted by law) incurred or suffered by you in connection therewith or in connection with seeking to enforce your rights under this Section 15(a), and such indemnification shall continue even if you have ceased to be a director, officer, member, employee, agent, manager, trustee, consultant or representative of any TPG Entity and shall inure to the benefit of your heirs, executors and administrators. You shall be entitled to prompt advancement of any and all costs and expenses (including, without limitation, attorneys’ and other professional fees and charges) you reasonably incur in connection with any such Proceeding or Claim, or in connection with seeking to enforce your rights under this Section 15(a), any such advancement to be made within 15 days after you give written notice, supported by reasonable documentation, requesting such advancement to the New TPG Parties. Such notice shall include an undertaking by you to promptly repay the amount advanced if you are ultimately determined not to be entitled to indemnification against such costs and expenses. Nothing in this Agreement shall operate to limit or extinguish any right to indemnification, advancement of expenses, or contribution that you would otherwise have (including, without limitation, by the Reorganization Agreement or any other agreement or under applicable law).

(b) A directors’ and officers’ liability insurance policy (or policies) providing coverage to you that is commensurate with the coverage provided to other current and former senior leaders shall be kept in place during the Term and your employment with TPG and thereafter until the December 31st following the seventh anniversary of your Termination Date.

16. Tax Matters.

(a) Any TPG Entity may withhold from any amounts payable to you hereunder all federal, state, city or other taxes that are required to be withheld pursuant to any applicable law or regulation (it is understood that you will be responsible for payment of all taxes in respect of the payments and benefits provided to you, except to the extent withheld pursuant to this Section 16). This Agreement and the payments and benefits provided under it are intended to be exempt from or comply with (so as to avoid the imposition of any “additional tax”) Sections 409A and 457A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be construed and operated accordingly. Notwithstanding anything herein to the contrary, if at the time of your separation from service, as determined under Section 409A of the Code, the New TPG Parties have determined that you are a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such separation is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the New TPG Parties will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six months and one day after your separation from service (or the earliest date as is permitted under Section 409A of the Code). If payments under this Agreement are deferred to prevent any accelerated tax or additional tax under Section 409A of the Code, then such payments shall be paid at the time specified herein without interest. In no event shall any TPG Entity be liable for the payment of, or gross up in connection with, any taxes and or penalties owed by you pursuant to Section 409A or 457A of the Code or any other similar state or local laws. For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement or any TPG Arrangement shall be treated as a right to a series of separate payments, and references herein to your “termination of employment” shall refer to your “separation from service” within the meaning of Section 409A of the Code. Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement or any TPG Arrangement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code: (a) the amount of expenses eligible for reimbursement or in-kind benefits provided to you during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to you in any other calendar year, (b) the reimbursements for expenses for which you are entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (c) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit. In no event shall you be obligated to provide services for any TPG Entity after the Termination Date that are inconsistent with your having had a “separation from service” from all TPG Entities on or before the Termination Date.

(b) If any payment or benefit you will or may receive from TPG under this Agreement or otherwise (a “280G Payment”) would (x) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (y) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then each such 280G Payment (collectively, the “Payments”) shall be reduced to the extent necessary for the Payments to equal, in the aggregate, the Reduced Amount. The “Reduced Amount” shall be either (1) the largest portion of the Payments that would result in no Excise Tax on the Payments (after reduction), or (2) the total Payments, whichever amount (i.e., the amount determined by clause (1) or by clause (2)), after taking into account all applicable federal, state, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. If a reduction in the Payments is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (1) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(c) Notwithstanding any provision of Section 16(b) to the contrary, if the Reduction Method or the Pro Rata Reduction Method would cause any portion of the Payments to be subject to taxes pursuant to Section 409A, and any state law of similar effect that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Code Section 409A, after considering the following: (x) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (y) as a second priority, Payments that are contingent on future events shall be reduced (or eliminated) before Payments that are not contingent on future events; and (z) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

(d) It is possible that after the determinations and selections under Section 16(b) and (c) are made, you will receive Total Payments that are, in the aggregate, either more or less than the amount provided under Section 16(b) (hereafter referred to as an “Excess Payment” or “Underpayment,” respectively). If it is established, pursuant to a final determination of an arbitrator, court or an Internal Revenue Service proceeding that has been finally and conclusively resolved, that an Excess Payment has been made, such Excess Payment shall be deemed for all purposes to be a loan to you made on the date you received the Excess Payment, and you shall promptly repay the Excess Payment to TPG, together with interest on the Excess Payment at the applicable federal rate (as defined in and under Section 1274(d) of the Code) from the date of your receipt of such Excess Payment until the date of such repayment. In the event that it is determined by an arbitrator, court or the Auditor upon request by any of the parties, that an Underpayment has occurred, TPG shall promptly pay an amount equal to the Underpayment to you, together with interest on such amount at the applicable federal rate from the date such amount would have been paid to you had the provisions of Section 16(b) not been applied until the date of payment.

(e) TPG shall appoint a nationally recognized accounting firm, law firm or consultancy to make the determinations required by this Section 16 and shall, to the extent consistent with Section 280G of the Code, all reductions to the value of payments that might otherwise qualify as a “parachute payments” under such Section (including the value of noncompetition restrictions and reasonable compensation for pre-and post-change in control services). TPG shall bear all expenses with respect to the determinations by such accounting firm, law firm or consultancy required to be made hereunder.

17. Arbitration.

(a) Any dispute, controversy or Claim between you (or any of your beneficiaries or transferees) and any TPG Entity that arises out of, or relates to, this Agreement, any Governance Document or TPG Arrangement, your services for any TPG Entity or any termination of your services for any TPG Entity (a “Covered Claim”) shall, except to the extent otherwise provided in Section 17(b) or 17(c) with respect to certain claims for provisional or injunctive relief, be settled exclusively by de novo arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules (the “AAA Rules”) and this Section 17 by a panel of three arbitrators (the “Arbitral Tribunal”) and carried out in Fort Worth, Texas. The Arbitral Tribunal shall authorize the parties to any arbitration to conduct a reasonable amount of discovery, including (without limitation) depositions to the extent that the Arbitral Tribunal deems appropriate. Notwithstanding anything to the contrary in this Agreement or elsewhere, the arbitration provisions set forth in this Section 17, and any arbitration conducted thereunder, shall be governed exclusively by the Federal Arbitration Act, Title 9, United States Code and the AAA Rules, to the exclusion of any state or municipal law of arbitration. Except as set forth in Section 17(f), the parties involved in any arbitration hereunder will share all costs of such arbitration, provided that the Arbitral Tribunal may award costs to the party prevailing on a majority of the claims from an economic perspective.

(b) By agreeing to arbitration, the Parties do not intend to deprive any court with jurisdiction of its ability to issue a preliminary injunction, attachment or other form of provisional remedy in aid of the arbitration, and a request for such provisional remedies by any Person to a court shall not be deemed a waiver of this agreement to arbitrate. The Arbitral Tribunal shall have the authority to grant provisional remedies, including, without limitation, injunctive relief, to the extent permitted under applicable law.

(c) Except as may be required by applicable law or court order, the Parties agree that they, and their Affiliates, will maintain confidentiality as to all aspects of any arbitration or court proceeding under this Section 17, including its existence and results, except that nothing herein shall prevent any Person from disclosing information regarding the arbitration for purposes of enforcing the award or in any court proceeding involving the parties. The Parties further agree to use their best reasonable efforts to obtain the agreement of any Arbitral Tribunal or court, as applicable, to preserve the confidentiality of any proceedings before it.

(d) Any award rendered by an Arbitral Tribunal shall be final and binding on the parties to the arbitration. Judgment on any award may be entered in any court of competent jurisdiction. The Parties hereto waive, to the fullest extent permitted by law, any rights to appeal to, or to seek review of such award by, any court.

(e) Notwithstanding anything in this Section 17 to the contrary, the TPG Entities shall each, as applicable, be entitled to seek injunctive relief from any court of competent jurisdiction for any violation of the Restrictive Covenants.

(f) In respect of any Covered Claims that are brought within 12 months following the Termination Date, promptly following (but not later than fifteen business days after) receiving appropriate supporting documentation, the New TPG Parties shall directly pay (or reimburse you or your beneficiaries or transferees, as applicable, for) any professional fees or other charges incurred by you or your beneficiaries or transferees in connection with a Covered Claim or Covered Claims, subject to repayment by you or your beneficiaries or transferees, as the case may be, promptly following (but not later than fifteen days after) any final determination by a court, company, arbitration, or arbitral panel that you or your beneficiaries or transferees, as the case may be, have not substantially prevailed (as determined based on the economic value of the Covered Claim or Covered Claims) with respect to a majority of Covered Claims.

18. Representations.

(a) You represent and warrant that as of the Effective Date: (i) neither the execution and delivery of this Agreement nor the performance of your duties under it violates or will violate the provisions of any other written agreement to which you are a party or by which you are bound or become bound, and (ii) there are no written agreements by which you are bound that would prevent you from performing your duties hereunder.

(b) The New TPG Parties each represent and warrant that as of the Effective Date: (i) it is fully authorized by action of any Person or body whose action is required to enter into this Agreement and to perform the obligations set forth in it; (ii) the execution, delivery and performance of this Agreement by it will not violate any applicable law, regulation, order, judgment or decree or any Governance Document or TPG Arrangement; and (iii) upon the execution and delivery of this Agreement by each of the New TPG Parties, this Agreement shall be its valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

19. Assignability; Binding Nature.

(a) This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in your case) and permitted assigns, including any successor entities to TPG Partners, LLC.

(b) No rights or obligations of any TPG Entity under this Agreement may be assigned or transferred by such TPG Entity (each a “Transferor”) except that such rights and obligations may be assigned or transferred pursuant to a merger, consolidation or other combination in which the Transferor is not the continuing entity, or a sale or liquidation of all or substantially all of the business and assets of the Transferor; provided that the assignee or transferee is the successor to all or substantially all of the business and assets of the Transferor and such assignee or transferee expressly assumes the liabilities, obligations and duties of the Transferor as set forth in this Agreement. In the event of any merger, consolidation, other combination, sale of business and assets, or liquidation as described in the preceding sentence, the Transferor shall use its best reasonable efforts to cause such assignee or transferee to promptly and expressly assume the liabilities, obligations and duties of the Transferor hereunder.

(c) None of your rights or obligations under this Agreement may be assigned or transferred by you other than your rights to compensation and benefits, which may be transferred only by will or by operation of law, except to the extent otherwise provided in Section 20(e).

20. Miscellaneous.

(a) Entire Agreement. Subject to the terms of Section 1, this Agreement (together with the other documents expressly referenced herein) incorporates the Parties’ entire understanding with respect to its subject matter, and supersedes all prior agreements between the Parties with respect to its subject matter including, without limitation, the employment terms and restrictive covenants set forth in the 2015 Employment Agreement. You shall have no further rights or obligations under the 2015 Employment Agreement.

(b) Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is set forth in a writing that expressly refers to the provision of this Agreement that is being amended and that is signed by you and by an authorized (or apparently authorized) representative of each New TPG Party. No waiver by any Person of any breach of any condition or provision contained in this Agreement shall be deemed a waiver of any similar or dissimilar condition or provision at the same or any prior or subsequent time. To be effective, any waiver must be set forth in a writing signed by the waiving Person and must specifically refer to the condition(s) or provision(s) of this Agreement being waived.

(c) Inconsistencies. In the event of any inconsistency between any provision of this Agreement, on the one hand, and any provision of any TPG Arrangement, Governance Document, the GP LLC Agreement, any award agreement, or any other plan, program, agreement or arrangement, whether referred to herein or not and whether entered into prior to the Effective Date or after the Effective Date, on the other hand, the provisions of this Agreement shall govern, control and prevail, unless you specifically agree in a written acknowledgment that expressly refers to the provisions of this Agreement whose control you are waiving.

(d) Headings. The headings of the sections and sub-sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

(e) Beneficiaries/References. You shall be entitled, to the extent permitted under applicable law and any applicable Governance Document or TPG Arrangement, to select and change a beneficiary or beneficiaries to receive any compensation or benefit under any Governance Document or TPG Arrangement following your death by giving written notice thereof to the New TPG Parties. In the event of your death or a judicial determination of your incompetence, references in this Agreement to you shall be deemed, where appropriate, to refer to your beneficiar(ies), transferee(s), heir(s), estate, executor(s), or other legal representative(s).

(f) Survivorship. Except as otherwise set forth in this Agreement, the respective rights and obligations of the Parties hereunder shall survive any termination of the Term.

(g) Joint and Several Obligations. All obligations of the New TPG Parties under this Agreement shall, except as otherwise expressly provided in this Agreement, be joint and several. TPG Holdings unconditionally guarantees prompt performance by TPG Global of its obligations to you, whether under this Agreement or otherwise.

21. Notice. Any notice or other communication required or permitted to be delivered under this Agreement shall be (a) in writing, (b) delivered personally, by facsimile, by courier service or by certified or registered mail, first class postage prepaid and return receipt requested, (c) delivered by electronic mail, (d) deemed to have been received on the date of delivery or, if so mailed, on the third business day after the mailing thereof, and (e) addressed as follows (or to such other address as the Party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to a New TPG Party or the Authorized Body:

TPG Inc.

301 Commerce Street, Suite 3300

Fort Worth, TX 76102

Attn: Bradford A. Berenson

Facsimile: (817) 871-4001

Email: BBerenson@tpg.com

With a copy (which shall not constitute notice) to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022

Attn: John J. Cannon III

         Gillian Emmett Moldowan

Facsimile: (646) 848-8159 (John Cannon)

         (646) 848-5356 (Gillian Emmett Moldowan)

Email: jcannon@shearman.com

gillian.moldowan@shearman.com

If to you:	To the address of your principal residence as it appears in TPG’s records, with a copy to your personal email address as it appears in TPG’s records, and with a copy to you (during the Term) at your office in San Francisco.

With a copy (which shall not constitute notice) to:

Morrison Cohen LLP

909 Third Avenue, 27th floor

New York, NY 10022

Attn: Jeff Laska

         Alan M. Levine

Facsimile: (917) 522-3166 (Jeff Laska)

                  (917) 522-3194 (Alan M. Levine)

Email: jlaska@morrisoncohen.com

           alevine@morrisoncohen.com

22. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

23. Construction. The Parties each acknowledge and agree that it has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to the Parties, and not in favor or against any Party. Words of inclusion shall not be construed as terms of limitation herein, so that references to “include,” “includes,” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations.

24. Severability. If any provision of this Agreement shall be determined by a court or arbitrator to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby, shall remain in full force and effect, and shall be enforceable to the fullest extent permitted by applicable law.

25. Counterparts. This Agreement may be executed by the Parties in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures delivered by facsimile (including, without limitation, by “pdf”) shall be deemed effective for all purposes.

*     *     *    *    *    *    *

Please indicate your agreement with the terms and conditions of employment contained in this Agreement by signing in the space indicated below. Please keep a copy of this Agreement and return the original to my attention.

{SIGNATURE PAGE FOLLOWS}

Yours very truly,

TPG GLOBAL, LLC

By:	/s/ Michael LaGatta
Name: Michael LaGatta
Title: Vice President

TPG HOLDINGS, L.P.
By: TPG Group Advisors (Cayman), Inc., its general partner

By:	/s/ Michael LaGatta
Name: Michael LaGatta
Title: Vice President

TPG PARTNER HOLDINGS, L.P.
By: TPG Group Advisors (Cayman), Inc., its general partner

By:	/s/ Michael LaGatta
Name: Michael LaGatta
Title: Vice President

TPG GROUP ADVISORS (CAYMAN), INC., in its capacity as General Partner of TPG Partner Holdings, L.P.

By:	/s/ Michael LaGatta
Name: Michael LaGatta
Title: Vice President

TPG PARTNERS, LLC (on its own behalf and on behalf of its anticipated successor, TPG Inc.)

By:	/s/ Bradford Berenson
Name: Bradford Berenson
Title: General Counsel

I agree to the terms and conditions set forth in this Agreement.

/s/ Jon Winkelried
Jon Winkelried

[Signature Page to Employment Agreement – Jon Winkelried]

EXHIBIT A

DEFINITIONS

(a) “Actual Total Annual Incentive Compensation” with respect to any given Compensation Year shall mean the aggregate amount of your annual compensation (other than Base Salary) as determined in accordance with Section 6 of the Agreement to which this Exhibit A is attached.

(b) “Affiliate” of an individual or entity shall mean any individual or entity that directly or indirectly controls, is controlled by, or is under common control with, such individual or entity.

(c) “Annual Equity Award Value” shall mean, with respect to an RSU or other PubCorp Equity Award granted in respect of a Compensation Year, the grant date value of such award determined under ASC 718 as if the relevant grant date was December 31 of such Compensation Year, and in each case irrespective of whether such awards are granted in such Compensation Year or the subsequent year.

(d) “ASC 718” shall mean Financial Accounting Standards Board ASC Topic 718.

(e) “Authorized Body” shall mean (i) prior to the Sunset, the Control Group (excluding you while you are a member) and the Compensation Committee and (ii) following the Sunset, a majority vote of the full Board.

(f) “Baseline Total Annual Incentive Compensation” with respect to any given Compensation Year shall mean the sum of:

(i)

the highest annual incentive award from the Carry Pool (including the Annual Equity Award Value of the Carry Pool Equity Awards issued in connection therewith, irrespective of whether such awards are granted in such Compensation Year or the subsequent year) determined for any TPG partner (other than you and the Executive Chairman) for such Compensation Year (including Standard Carry Pool Awards but excluding Top-Up Carry Pool Awards and Special Purpose Carry Pool Awards) (the “Bonus Component”);

(ii)

120% of the average of the Benchmark Compensation of the four (4) TPG partners with the highest Benchmark Compensation for such Compensation Year, with “Benchmark Compensation” meaning, for each TPG partner, the sum of:

a.	Fifty percent (50%) of the DAWPY for such Compensation Year;

b.

One hundred percent (100%) of the (x) Annual Equity Award Value of any annual grants of RSUs or other PubCorp Equity Awards (including Basic IPO Grants, but excluding Special IPO Grants, Special Purpose PubCorp Equity Awards and Standard Carry Pool Equity Awards) for the Compensation Year, irrespective of whether such awards are granted in the Compensation Year or the subsequent year, and, if applicable, (y) Deemed ASC Topic 718 Multiyear Grant Expense in the Compensation Year;

c.	Any Top-Up Carry Pool Awards for the Compensation Year; and

(iii)

Any other annual award paid to any TPG partner that is intended to replace or supplement DAWPY and/or the annual incentive award from the Carry Pool, the inclusion and amounts of which shall be reasonably determined in good faith by the Chief Human Resources Officer and the Compensation Committee in consultation with you.

(g) “Basic IPO Grants” shall mean, collectively, (i) the “Additional TPG Partner Units,” as defined in the TPG Inc. Registration Statement on Form S-1 (the “S-1”), and (ii) the RSUs described in the S-1 to be issued shortly following the closing of the IPO to certain TPG partners (other than “named executive officers” listed in the S-1 or directors) and other professionals.

(h) “Carry Pool Equity Awards” shall mean the RSUs and other PubCorp Equity Awards granted in connection with distributions from the Carry Pool for a given Compensation Year.

(i) “Cause” shall mean your (i) indictment for a felony or other crime involving moral turpitude, (ii) a material breach by you of a material term of this Agreement (including the Restrictive Covenants) or any Governance Document; (iii) willful refusal to perform your duties and responsibilities under this Agreement (other than as a result of death or Disability) that causes or is reasonably likely to cause material economic or reputational harm to TPG; or (iv) gross negligence in connection with your employment that causes or is reasonably likely to cause material economic or reputational harm to TPG. For purposes of this definition, an act, or a failure to act, shall not be deemed willful or intentional, unless it is done, or omitted to be done, in bad faith or without a reasonable belief that the action or omission was in the best interest of TPG.

(j) “Change in Control” means, except as otherwise provided in an award agreement issued to you under the Omnibus Plan, the occurrence of any of the following events:

(i) any Person or any group of Persons acting together that would constitute a “group” for purposes of Section 13(d) of the Exchange Act (excluding (x) a corporation or other entity owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, (y) Permitted Investors or (z) a Person or group of Persons in which one or more Affiliates of Permitted Investors, directly or indirectly, hold Beneficial Ownership of securities representing more than 50% of the total voting power in such Person or held by such group (including TPG GP A, LLC, collectively, “Permitted Acquirers”)) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding voting securities; or

(ii) the following individuals cease for any reason to constitute a majority of the number of Directors then serving: (x) on or before the Sunset, individuals who, on the Effective Date, constitute the Board and any new Director elected by the Company’s shareholders and (y) following the Sunset, individuals who, as of the Sunset, constitute the Board and any new director whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least a majority of the Directors then still in office who either were Directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended by the Directors referred to in this subclause (y); or

(iii) there is consummated a merger or consolidation of the Company with any other corporation or other entity and, immediately after the consummation of such merger or consolidation, either (x) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of the Company (including Common Units exchangeable to any voting securities of the Company pursuant to the Exchange Agreement on an as-exchanged basis) immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(iv) except as may otherwise be determined by the Committee, any Person or any group of Persons acting together that would constitute a “group” for purposes of Section 13(d) of the Exchange Act, other than a Permitted Acquirer (x) becomes the Beneficial Owner of the Company’s securities, directly or indirectly, having more than 30% of the total voting power of the then outstanding securities of the Company that may be cast for the election of Directors of the Company and (y) Beneficially Owns more of such total voting power than is Beneficially Owned by any Permitted Acquirer; or

(v) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by the Company of all or substantially all of the Company’s assets, other than such sale or other disposition by the Company of all or substantially all of the Company’s assets to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, (A) the Sunset in and of itself shall not constitute a “Change in Control” and (B) except with respect to clause (ii) and clause (iii)(x) above, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of the shares of the Company (including Common Units exchangeable to any shares of the Company pursuant to the Exchange Agreement on an as-exchanged basis) immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and voting control over, and own substantially all of the shares of, an entity which owns, directly or indirectly, all or substantially all of the assets of the Company immediately following such transaction or series of transactions. For purposes of this definition of Change in Control, (x) capitalized terms used but not defined shall have the meaning ascribed to such terms in the Omnibus Plan, and (y) references to “the Company’s stock/securities” or “stock/securities of the Company” shall include, for the avoidance of doubt, Common Units or other securities or rights of any entity that are convertible into, or exercisable or exchangeable for, the Company’s stock or other securities. To the extent that any payment or benefit granted under the Omnibus Plan constitutes “non-qualified deferred compensation” subject to Code Section 409A, and to the extent that such payment or benefit is payable upon the termination of your employment, then such payments or benefits shall be payable only upon a “change in control” as defined in Code Section 409A.

(k) “Claim” shall mean any claim, demand, request, investigation, dispute, controversy, threat, discovery request, or request for testimony or information.

(l) “Compensation Year” shall mean the applicable fiscal year in respect of which your Baseline Total Annual Incentive Compensation is calculated and your Actual Total Annual Incentive Compensation is determined and awarded.

(m) “DAWPY” shall mean, with respect to a Compensation Year and for TPG Funds whose carried interest (if realized) would be distributed to the recipient of such DAWPY, the actual “dollars at work” for you or another TPG Partner, as applicable, in carried interests of TPG Funds as of the end of such Compensation Year calculated in accordance with TPG practice with respect to you as of the date hereof (it being understood and agreed that if compensation is being determined prior to the final results of the fourth quarter of a Compensation Year, DAWPY will be calculated based on the actual results of three quarters and the best estimate of the fourth quarter).

(n) “Deemed ASC Topic 718 Multiyear Grant Expense” shall mean, with respect to a Compensation Year, the accounting expense under ASC Topic 718 that would have been charged in that Compensation Year had the grant date of a Multiyear Grant for purposes of ASC Topic 718 been in the first Compensation Year for which the Multiyear Grant was granted, irrespective of whether such Multiyear Grant was granted in such Compensation Year or the subsequent year.

(o) “Disability” shall mean your inability, with or without reasonable accommodation and due to physical or mental incapacity, to substantially perform your duties and responsibilities under this Agreement, for periods aggregating to one-hundred-eighty (180) days, whether or not continuous, in any continuous period of three-hundred-sixty-five (365) days.

(p) “Enhanced Good Reason” shall mean (i) your reasonable and good faith disagreement with any decision by the Control Group under Section 4.7(b)(A) of the GP LLC Agreement, or with any decision by the Control Group to authorize any of the actions under Section 5.2(a) of the GP LLC Agreement in accordance with Section 5.2(b) of the GP LLC Agreement (but only if such authorization occurs prior to the application of Section 5.2(c) of the GP LLC Agreement), or (ii) the material failure of TPG or the Control Group to take any material action required under this Agreement or any Governance Document.

(q) “Executive Chairman” shall mean James Coulter, the Executive Chairman of the Board of Directors of TPG Inc.

(r) “Good Reason” shall mean:

(i) any change to your title such that you cease to be CEO;

(ii) any material diminution in your duties, responsibilities or authorities or any adverse change in your reporting structure such that you no longer report solely and directly to the Board;

(iii) any relocation of your principal office, or principal place of employment, to a location that is more than 25 miles from San Francisco or Manhattan;

(iv) any material breach by any TPG Entity of any material obligation or representation to you, including without limitation, the obligations and representations of the TPG Entities set forth in this Agreement (it being understood and agreed that any failure by TPG to comply with the provisions of Section 2 or Section 4 shall be deemed a material breach of a material obligation under this Agreement); or

(v) any failure of any TPG Entity to obtain the assumption in writing of its obligations under this Agreement by any successor to all or substantially all of its business or assets in connection with, and within 30 days after, any Change of Control.

(s) “Multiyear Grant” shall mean a PubCorp Equity Award or other long-term incentive award (other than a Special IPO Grant) that is not intended as part of annual compensation for a single Compensation Year, but rather is intended to replace or supplement annual PubCorp Equity Awards over a multi-Compensation Year period; it being understood and agreed that the determination of whether an award is an annual award or a Multiyear Grant shall be determined in good faith by the Compensation Committee after taking into account your recommendation and, if the Compensation Committee has retained an independent compensation consultant, also the recommendation of the consultant.

(t) “Notice Date” shall mean the date on which a Notice of Termination is delivered under Section 11 in accordance with Section 21.

(u) “Notice of Termination” shall mean the notice delivered under Section 11 in accordance with Section 21.

(v) “Omnibus Plan” shall mean the TPG Partners, Inc. Omnibus Equity Incentive Plan, as such plan is intended to be adopted on or prior to the IPO, and as it may be amended from time to time, as well as any successor plan thereto.

(w) “Orderly Retirement” shall mean the voluntary termination of your employment following your delivery of a Notice of Termination on or after July 1, 2025, that specifies a Termination Date that is at least 180 days following the Notice Date.

(x) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, estate, board, committee, agency, body, employee benefit plan, or other person or entity.

(y) “Proceeding” shall mean any actual, threatened or reasonably anticipated action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate, arbitral, formal, informal or other.

(z) “PubCorp Equity Award” means an award issued under the Omnibus Plan.

(aa) “Reorganization Agreement” shall mean that certain Reorganization Agreement dated as of December 31, 2021 by and among TPG Holdings I, L.P., TPG Holdings II, L.P., TPG Holdings III, L.P., TPG Group Holdings (SBS) Advisors, Inc., TPG Group Holdings (SBS) Advisors, LLC, TPG Partner Holdings Advisors, Inc., TPG Group Advisors (Cayman), LLC, TPG Partner Holdings GP, David Bonderman, James Coulter, Jon Winkelried, and GP LLC.

(bb) “Special IPO Grants” shall mean the special initial grants of PubCorp Equity Awards to the “named executive officers” listed in TPG Inc.’s Registration Statement (other than you and the Executive Chairman) on the S-1 in connection with and shortly following the closing of the IPO (which, for the avoidance of doubt, excludes the Basic IPO Grants).

(cc) “Special Purpose PubCorp Awards” shall mean, with respect to a Compensation Year, the grants of PubCorp Equity Awards to TPG partners for special contributions, new hires, significant promotions or other special non-recurring reasons or circumstances, as determined by you in your good faith discretion.

(dd) “Special Purpose Carry Pool Awards” shall mean, with respect to a Compensation Year, the distributions, if any, from the Carry Pool to TPG partners (other than you and the Executive Chairman) in excess of the Standard Carry Pool Awards and Top-Up Carry Pool Awards, if any, for such Compensation Year that have been allocated to TPG partners for special contributions, new hires, significant promotions or other special non-recurring reasons or circumstances, as determined by you in your good faith discretion.

(ee) “Standard Carry Pool Awards” shall mean, with respect to a Compensation Year, the distributions from the Carry Pool to TPG partners (other than you and the Executive Chairman) in standard amounts (including typical year over year increases) that are determined in accordance with TPG’s customary annual incentive-setting practices as of the Effective Date.

(ff) “Sunset” shall have the meaning set forth in TPG Inc.’s Certificate of Incorporation.

(gg) “Termination Date” shall mean the date on which the Term and your employment with TPG terminates in accordance with Section 11.

(hh) “Top-Up Carry Pool Awards” shall mean, with respect to a Compensation Year, the distributions, if any, from the Carry Pool to TPG partners (other than you and the Executive Chairman) in excess of the Standard Carry Pool Awards for such Compensation Year that have been allocated to a broad-based group of TPG partners other than you and the Executive Chairman.

(ii) “TPG Arrangement” shall mean, any plan, program, agreement or other arrangement of any TPG Entity to which you are a party, in which you are a participant or to which you are otherwise subject.

(jj) “TPG Fund” means, as used in the calculation of DAWPY, any investment fund or other vehicle or account to which entitles its general partner (or an affiliate of such general partner) carried interest.

(kk) “TPG Holdings” shall mean TPG Holdings, L.P., a Delaware limited partnership, together with its successors and assigns.

(ll) “TPG Interests” shall mean all TPG Partner Units, promote interests, and PubCorp Equity Awards, other than Carry Pool Equity Awards.

(mm) “TPG Operating Group” shall mean, collectively, TPG Operating Group I, L.P., TPG Operating Group II, L.P. and TPG Operating Group III, L.P., together with their respective successors and assigns.

(nn) “TPG Partner Holdings” shall mean TPG Partner Holdings, L.P., together with its successors and assigns.

(oo) “TPG Partner Holdings GP” shall mean TPG Group Advisors (Cayman) Inc., a Cayman Islands exempted company, together with its successors and assigns.

EXHIBIT B

Authorities, Duties & Responsibilities

•	Presenting for approval by the Executive Committee a total compensation budget and total equity awards budget for TPG partners

•	Hiring and firing TPG partners, function and B.U. heads and other personnel

•	Recommending to the Executive Committee a slate of partner promotions or any material contract with any TPG partner in his capacity as such

•	Serving on each Platform governing body

•	Presenting an annual budget to the Executive Committee

•	Approving all budgets for each TPG platform

•

Determining the authority delegated to BUs, function heads and management committees or recommending to the Executive Committee any changes to the authority of any management committee authorized to determine allocations of investments across different funds

•	Forming or dissolving any management committee and determining the members of such management committee (excluding any allocations committee)

•	Commencing or terminating any fundraising for any and all TPG strategies

•	Approving any changes of any material TPG policies, including its conflicts policy

•	Recommending to the Executive Committee the development or pursuit of any material new lines of business and associated arrangements

•	Recommending to the Executive Committee any winding down / termination of Platforms

To the extent any of the above actions require the input and procedural approval of others (such as HR and legal / compliance in the event of a decision to terminate personnel), the CEO shall not take any such action without the necessary approval(s).

EXHIBIT C

OUTSIDE ACTIVITIES

Advisor and Member of the Board of Directors, Delos Living LLC

Advisor to Thrive Capital

Member, Board of Trustees, Vanderbilt University

Trustee, The Jon & Abby Winkelried Foundation

EXHIBIT D

FORM OF MUTUAL RELEASE

This mutual release of claims (this “Release”) is made and entered into by and between the New TPG Parties and (the “Executive”), in connection with the termination of the Term under the letter agreement between the New TPG Parties and the Executive dated December ____, 2021, as amended from time to time in accordance with its terms (the “Employment Agreement”). Capitalized terms that are not defined in this Release shall have the meaning ascribed to them in the Employment Agreement.

1. Executive Release.

(a) The Executive, on behalf of himself, his heirs, beneficiaries, transferees, executors, administrators and legal representatives (collectively, the “Executive Parties”), irrevocably and unconditionally releases, waives, and forever discharges each of the TPG Entities, and each of the directors, officers, partners, employees, consultants, and representatives of each of the TPG Entities (collectively, the “TPG Released Parties”), from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character, whether known or unknown, whether now existing or hereafter arising, at law or in equity that arise out of or relate to: the Employment Agreement; any other TPG Arrangement; your equity grant documentation; the Executive’s services for any TPG Entity; or the termination of any such services (collectively, “Released Claims”) that the Executive may have, or may have had at any time in the past, including without limitation any such Released Claims that are based on Title VII of the Civil Rights Act of 1964; the Americans With Disabilities Act; the Fair Labor Standards Act; the Equal Pay Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974 (except as to claims pertaining to vested benefits under employee benefit plans maintained by the TPG Released Parties); the Occupational Safety and Health Act; the Worker Adjustment and Retraining Notification Act; Texas Labor Code, including the Texas Commission on Human Rights and Section 451.001 of the Texas Workers’ Compensation Act; the National Labor Relations Act; the Immigration Reform and Control Act; the California Constitution; the California Fair Employment and Housing Act; the California Civil Code; the California Labor Code; any common law, public policy, contract (whether oral or written, express or implied) or tort law; and any other local, state, federal or foreign law, regulation or ordinance. In addition, the Executive expressly waives and relinquishes all rights and benefits afforded by California Civil Code section 1542 and do so understanding and acknowledging the significance of such specific waiver of section 1542. Section 1542 states as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR”. Thus, notwithstanding the provisions of section 1542, and for the purpose of implementing a full and complete release and discharge of the TPG Released Parties, you expressly acknowledge that this Release is intended to include in its effect, without limitation, all Released Claims that the Executive does not know or suspect to exist in the Executive’s favor at the time of execution hereof, and that this Release extinguishes all such Released Claims.

(b) Notwithstanding the foregoing, the release granted under Section 1(a) specifically excludes:

(i) any rights to unemployment, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable law;

(ii) any violation of any federal, state or local statutory and/or public policy right or entitlement that, by applicable law, may not be waived;

(iii) any rights of the Executive Parties that arise under, or are preserved by, the Employment Agreement, the Governance Documents or any TPG Arrangement;

(iv) any Claim for indemnification or under any directors and officers insurance policy;

(v) any Claim that is based on the rights of any of the Executive Parties as an equity holder in TPG; and

(vi) any Claim that is based on criminal misconduct or willful gross misconduct; and

(vii) any Claim that is based on any act or omission that occurs after the date the Executive executes and delivers this Release.

(c) In addition to the foregoing, nothing in this Release shall prevent or prohibit the Executive from filing a claim with a government agency, such as the U.S. Equal Employment Opportunity Commission, that is responsible for enforcing a law on behalf of the government. However, the Executive understands that, because he is waiving and releasing all claims “for monetary damages and any other form of personal relief”, the Executive may only seek and receive non-personal forms of relief through any such claim.

(d) The Executive agrees to promptly indemnify and hold each of the TPG Released Parties harmless from any liabilities, costs or obligations with respect to any Claim that is covered by the release set forth in this Section 1 but is nonetheless brought by any Executive Party against any TPG Released Party (including, without limitation, any attorney’s fees or other charges incurred in defending against any such Claim).

2. TPG Release.

(a) The New TPG Parties, on their own behalf and on behalf of each of the other TPG Released Parties, hereby release the Executive Parties from any and all Released Claims that any of the TPG Released Parties have, or may have had at any time in the past.

(b) Notwithstanding the foregoing, the release granted under Section 2(a) specifically excludes:

(i) any violation of any federal, state or local statutory and/or public policy right or entitlement that, by applicable law, may not be waived;

(ii) any rights of any of the TPG Released Parties to enforce prospectively any obligation of the Executive Parties under the Employment Agreement or under any other TPG Arrangement;

(iii) any obligation or requirement to seek disgorgement or recovery of compensation under applicable federal, state or local law;

(iv) any Claim that is based on criminal misconduct or willful gross misconduct; and

(v) any Claim that is based on any act or omission that occurs after the date that the Executive has executed, and delivered, this Release.

(c) The New TPG Parties agree to promptly indemnify and hold each of the Executive Parties harmless from any liabilities, costs or obligations with respect to any Claim that is covered by the release set forth in this Section 2 but is nonetheless brought by any TPG Released Party against any Executive Party (including, without limitation, any attorney fees or other charges incurred in defending against any such Claim).

3. No Admission of Liability.

(d) The Executive understands and agrees that this Release shall not in any way be construed as an admission by any of the New TPG Parties of any unlawful or wrongful acts whatsoever against the Executive or any other Person.

(e) Each of the New TPG Parties understands and agrees that this Release shall not in any way be construed as an admission by the Executive of any unlawful or wrongful acts whatsoever against the New TPG Parties or any other Person.

4. Time to Consider Release. The Executive acknowledges that he has been advised in writing by the New TPG Parties that he should consult an attorney before executing this Release, and he further acknowledges that he has been given a period of at least twenty-one (21) calendar days within which to review and consider the provisions of this Release.

5. Revocation Period. The Executive understands and acknowledges that he has seven (7) calendar days following his execution and delivery of this Release to revoke this Release. This Release will not become effective or enforceable until after the seven (7) day period to revoke this Release has expired without the Executive’s revocation. Any such revocation must be made in a signed letter executed by the Executive and received by the Company at the following address no later than 5:00 p.m., New York time, on the seventh day after the Executive executed this letter: TPG Holdings, L.P., 301 Commerce Street, Suite 3300, Fort Worth, TX 76102, Attn: General Counsel.

6. Automatic Revocation. This Release shall become null and void if not countersigned by an authorized officer of each of the New TPG Parties, and returned to Executive, within ten (10) days after it is signed by Executive, and delivered to the New TPG Parties in accordance with the notice provisions in the Employment Agreement.

7. Miscellaneous. The following provisions of the Employment Agreement, as in effect on the Effective Date, shall be deemed to be incorporated into this Release as if set forth verbatim in it, except that references to the “Effective Date” in those provisions shall be deemed to be references to the date on which this Release becomes irrevocable by the Executive, and reference to “you” shall be deemed to be reference to the Executive: Section 16 (relating to representations), Section 17 (relating to assignability), Section 18(b) (relating to amendments and waivers), Section 18(c) (relating to inconsistencies), Section 18(d) (relating to headings), Section 18(e) (second sentence only, relating to the Executive’s death or incapacity), Section 19 (relating to notices), Section 20 (relating to applicable law), Section 21 (relating to rules of construction), Section 22 (relating to severability) and Section 23 (relating to counterparts).

*    *    *    *    *

As evidenced by the signatures below, the Executive and the individuals executing this Release for the New TPG Parties each certify that he/she has read this Release and understands and agrees to its terms.

TPG GLOBAL, LLC

By:
Name:
Date:

TPG HOLDINGS, L.P.

By:
Name:
Date:

TPG PARTNER HOLDINGS, L.P.

By:
Name:
Date:

TPG GROUP ADVISORS (CAYMAN) INC.

By:
Name:
Date

Date:
[NAME]